                                                                    EXHIBIT 12.1

                             Waste Management, Inc.

                 Computation of Ratio Earnings to Fixed Charges
                          (In Thousands, Except Ratios)
                                   (Unaudited)


                                                                  Years Ended December 31,
                                                           -------------------------------------
                                                             1999          1998           1997
                                                           --------     ---------      ---------
Income (loss) from continuing operations before income
   taxes, undistributed earnings from affiliated
   companies, and minority interest                       $(138,551)    $(678,919)     $(609,024)
                                                          ---------     ---------      ---------
Fixed charges deducted from income:
   Interest expense                                         769,655       681,457        555,576
   Implicit interest in rents                                75,219        79,108         58,869
                                                          ---------     ---------      ---------
                                                            844,874       760,565        614,445
                                                          ---------     ---------      ---------
           Earnings available for fixed charges           $ 706,323     $  81,646      $   5,421
                                                          =========     =========      =========
Interest expense                                          $ 769,655     $ 681,457      $ 555,576
Capitalized interest                                         34,284        41,501         51,376
Implicit interest in rents                                   75,218        79,108         58,869
                                                          ---------     ---------      ---------
           Total fixed charges                            $ 879,157     $ 802,066      $ 665,821
                                                          =========     =========      =========
Ratio of earnings to fixed charges                            n/a(1)        n/a(2)         n/a(3)
                                                          =========     =========      =========

--------------------

(1) The ratio of earnings to fixed charges for 1999 was less than a one-to-one ratio. Additional earnings available for fixed charges of $172.8 million were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger cost of $44.6 million primarily related to the merger between Waste Management, Inc. and Waste Management Holdings, Inc. during July 1998 and asset impairments and unusual items of $738.8 million (see Note 15 to the financial statements).

(2) The ratio of earnings to fixed charges for 1998 was less than a one-to-one ratio. Additional earnings available for fixed charges of $720.4 million were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger cost of $1.8 billion and unusual items of $864.1 million related primarily to the mergers between Waste Management, Inc. and Waste Management Holdings, Inc. during July 1998, and Waste Management, Inc. and Eastern Environmental Services, Inc. during December 1998.

(3) The ratio of earnings to fixed charges for 1997 was less than a one-to-one ratio. Additional earnings available for fixed charges of $660.4 million were needed to have a one-to-one ratio. The earnings available for fixed charges were negatively impacted by merger costs of $112.7 million (primarily related to the United Waste Systems, Inc. merger in August
      1997), and asset impairments and unusual items of $1.8 billion. The asset impairment and unusual items of $1.8 billion primarily related to a comprehensive review performed by Waste Management Holdings, Inc. of its operating assets and investments.